Exhibit 12
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            UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                   (Amounts in Thousands, Except Ratios)
                                (Unaudited)



                                                          Six Months
                                                        Ended June 30,
                                                     ------------------
                                                       1995     1994
                                                     --------  --------
Earnings:

  Income from Continuing Operations..............    $280,024  $285,314
  Add (deduct) distributions greater (to
      extent less) than income of unconsolidated
      affiliates.................................      (8,184)  (24,302)
                                                     --------  --------
            Total................................     271,840   261,012
                                                     --------  --------
Income Taxes:

  Federal, state and local.......................     150,989   170,872
                                                     --------  --------
Fixed Charges:

  Interest expense including amortization of
      debt discount..............................     195,475   157,946
  Portion of rentals representing an interest
      factor.....................................      25,281    21,646
                                                     --------  --------
            Total................................     220,756   179,592
                                                     --------  --------
Earnings available for fixed charges.............    $643,585  $611,476
                                                     ========  ========

Fixed Charges -- as above........................    $220,756  $179,592
Interest capitalized.............................          --       124
                                                     --------  --------
            Total fixed charges..................    $220,756  $179,716
                                                     ========  ========

Ratio of earnings to fixed charges...............         2.9       3.4
                                                     ========  ========




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